EXHIBIT 12

                            PSEG ENERGY HOLDINGS INC.

               Computation of Ratios of Earnings to Fixed Charges

                                                                       Years Ended December 31,
                                                      --------------------------------------------------------
                                                      1999         1998         1997         1996         1995
                                                      ----         ----         ----         ----         ----
Earnings as Defined in Regulation S--K (A):
Pre-tax income from Continuing
  Operations ...................................   $ 176,024    $  97,560    $  73,450    $  73,370    $  70,646
(Income)/Loss from equity
  investees net of distributions ...............       8,622       30,228      (35,318)      49,718       13,107
Fixed Charges ..................................     106,092       93,936       79,351       60,714       60,761
Amortization of capitalized
interest .......................................         668        2,049        1,990        1,737        1,672
Capitalized interest ...........................      (8,484)      (1,181)      (5,065)      (1,301)      (1,896)
                                                   ---------    ---------    ---------    ---------    ---------
Earnings .......................................   $ 282,922    $ 222,592    $ 114,408    $ 184,238    $ 144,290
                                                   =========    =========    =========    =========    =========

Fixed Charges as Defined in Regulation S--K (B):
Total interest expensed and
  capitalized ..................................   $ 103,169    $  91,548    $  77,428    $  59,562    $  58,790
Interest in rental expense .....................       2,923        2,388        1,923        1,152        1,971
                                                   ---------    ---------    ---------    ---------    ---------
Total Fixed Charges ............................   $ 106,092    $  93,936    $  79,351    $  60,714    $  60,761
                                                   =========    =========    =========    =========    =========

Ratio of Earnings to Fixed
  Charges ......................................        2.67         2.37         1.44         3.03         2.37
                                                   =========    =========    =========    =========    =========


(A) The term "earnings" shall be defined as pre-tax income from continuing operations before adjustment for minority interests or income or loss from equity investees. Add fixed charges adjusted to exclude and (a) the amount of any interest capitalized during the period, (b) amortization of capitalized interest and (c) distributed income of equity investees. From the total, subtract interest capitalized.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense, and (c) an estimate of interest implicit in rentals.